Exhibit 10

BASSETT FURNITURE INDUSTRIES, INC.

SUPPLEMENTAL RETIREMENT INCOME PLAN

(Restatement effective as of May 1, 2014)

Bassett Furniture Industries, Inc., a Virginia corporation (the “Company”), hereby amends and restates this Supplemental Retirement Income Plan (the “Plan”), originally effective as of June 25, 1984 and restated as of May 1, 2014, for the purpose of promoting in its Executive Employees the strongest interest in the successful operation of the Company and increased efficiency in their work and to provide such Executive Employees benefits upon retirement, death, disability or other termination of employment, in consideration of services to be performed after the initial effective date of this Agreement but prior to such Executive Employees’ retirement.

1.             Definitions.

a.    Administrative Committee - “Administrative Committee” shall mean the committee appointed pursuant to Section 4 of the Plan.

b.    Age - “Age” shall mean the age of the person as of his last birthdate.

c.    Applicable Guidance - "Applicable Guidance" shall mean as the context requires Code § 409A, Treas. Reg. §§ 1.409A-1 through -6, and other Treasury or IRS guidance regarding or affecting Code § 409A.

d.    Average Monthly Compensation - “Average Monthly Compensation” shall be determined by dividing by sixty (60) a Participant’s Compensation for the sixty (60) months immediately preceding the earlier of his Termination of Employment or his Normal Retirement Date.

e.    Code - "Code" shall mean the Internal Revenue Code of 1986, as amended.

f.    Compensation - “Compensation” shall mean a Participant’s annual rate of salary plus bonus paid in the past twelve (12) months prior to any deferral under the Qualified Plan and the Executive Employee Deferred Compensation Plan.

g.    Controlled Group - “Controlled Group” means the Company and all persons with whom the Company would be considered a single employer under Code §§ 414(b) or 414(c), provided that, solely for purposes of applying the definition of Separation from Service below, in applying Code § 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code § 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code §§ 1563(a)(1), (2) and (3), and in applying Treas. Reg. § 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code § 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

h.    Disability - “Disability” shall mean the Participant’s total disability as determined by the Company in its complete and sole discretion.

i.    Executive Employees - “Executive Employees” shall mean all employees of the Company who are designated as executive employees by the Administrative Committee.

j.     Final Compensation - “Final Compensation” shall mean a Participant’s Compensation in effect at the date of termination of Employment.

k.    Normal Retirement Date - “Normal Retirement Date” shall mean the later of (i) the first day of the month following the month in which a Participant reaches age 65; or (ii) the first day of the month following Termination of Employment.

l.     Participant - “Participant” shall mean an Executive Employee of the Company who has entered into a Participation Agreement with the Company and therefore is not eligible to participate in the Company’s plan of group term life insurance.

m.   Participation Agreement - “Participation Agreement” shall mean a written agreement between an Executive Employee and the Company whereby the Executive Employee agrees to participate in the Plan.

n.    Retirement - “Retirement” shall mean (i) a Participant’s Termination of Employment after reaching his normal Retirement Date or (ii) a Participant’s Termination of Employment if there has been a substantial Change in Company Ownership, provided that such Termination of Employment was not as a result of the Participant’s conviction of a felony.

o.    Qualified Plan - “Qualified Plan” shall mean the Company’s Qualified Employee Savings/Retirement Plan (including Fund C and D thereof), or any successor Retirement Pension Plan or plans maintained by the Company which qualify under Code § 401(a).

p.    Separation from Service – “Separation from Service” shall mean the Participant’s termination of employment with the Company whether on account of death, Retirement, Disability or otherwise, as determined within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii), applying the default terms thereof) with the Company and all members of the Company’s controlled group. The employment relationship shall be treated as continuing intact while an Eligible Employee is on military leave, sick leave, or other bona fide leave of absence (within the meaning of Treas. Reg. § 1.409A-1(h)(1)(i) of the Treasury Regulations) if the period of such leave does not exceed six months, or, if longer, so long as the individual retains a right to reemployment with the Employer or any member of the Employer Controlled Group under an applicable statute or by contract. If a Participant renders service to the Company both as an employee and as a member of the Company’s Board of Directors, the director services are disregarded in determining whether the Participant has incurred a Separation from Service as to this Plan.

q.    Specified Employee - "Specified Employee" shall mean a Participant who is a “specified employee” within the meaning of Code § 409A(a)(2)(B)(i) of the Code and the Applicable Guidance as of the date of his Separation from Service. Whether or not a Participant is a “specified employee” for this purpose shall be determined under written guidelines established by the Administrative Committee for the identification of specified employees, the terms of which are incorporated herein by reference.

r.     Substantial Change in Company Ownership - “Substantial Change in Company Ownership” shall mean:

(a)     the acquisition by any person, individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, “ Persons”) of beneficial ownership (the phrases “beneficial ownership,” “beneficial owners” and “beneficially owned” as used herein being within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”) ; provided, however, that the following acquisitions shall not constitute Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or (y) any acquisition with respect to which, following such acquisition, more than Seventy-Five percent (75%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such acquisition in substantially the same proportions as their beneficial ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(b)     If Directors who, as of August 2, 1989, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director subsequent to August 2, 1989 and whose election, or whose nomination for election by the Company’s shareholders, to the Board of Directors was approved by a vote of, at least, a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)     Approval by the shareholders of the Company of the reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own more than Seventy Five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(d)     Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale other than a corporation, with respect to which following such sale or other disposition, more than Seventy Five percent (75%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be.

s.     Termination of Employment - “Termination of Employment” shall mean the Participant’s Separation From Service.

2.             Eligibility. Each Executive Employee shall be entitled to participate in this Plan as of the day following the later of: (i) his designation as an Executive Employee; and (ii) the Company’s execution of the Participation Agreement.

A Participant shall cease to be a Participant at Termination of Employment. If a Participant terminates his employment and is subsequently re-employed by the Company, he may become a Participant in the same manner as if his re-employment constituted his first Employment by the Company, and all benefits hereunder shall be computed as if such re-employment constituted his first employment with the Company.

3.             Payment of Benefits.

3.1     Benefits Upon Retirement. Upon a Participant’s Retirement, the Company shall pay to the Participant, as compensation for services rendered prior to such date, lifetime monthly payments in an amount equal to Sixty Five percent (65%) of the Participant’s Average Monthly Compensation, reduced by the sum of (i), (ii), and (iii) below:

(i)     Fifty percent (50%) of the amount of unreduced primary (not family) retirement benefits under the United States Social Security Act that the Participant would now be eligible for if application were made as of the date when benefits under this Plan are to commence;

(ii)    the benefit that would be payable on a life annuity basis from Fund C, assuming the following:

 (a)     balances in Fund C as of February 29, 1984, together with any prior withdrawals from Fund C, are valued at $30 per share.

 (b)     the Participant contributes to date of termination the amount necessary to receive the highest Company match under the Qualified Plan.

 (c)     balances (including future Company contributions) will grow at an annual effective rate of interest of Eight percent (8%) to Termination of Employment.

 (d)     if any portion of the fund balance is withdrawn prior to Termination of Employment, this calculation shall assume the fund would continue to grow as if it had never been withdrawn.

(iii)   The benefit that would be payable on a life annuity basis from Fund D, assuming that balances as of February 29, 1984, plus any prior withdrawals together with interest at an annual effective rate of interest of Eight and One-Half percent (8 1/2%) to February 29, 1984, grow at an annual rate of interest of Eight and One-Half percent (8 1/2%) to Termination of Employment. If any portion of the fund balance is withdrawn prior to Termination of Employment, this calculation shall assume the fund would continue to grow as if it had never been withdrawn.

Except as provided in the following paragraph, such payments shall commence on the first day of the month coincident with or next following Retirement and shall continue on the first day of each month thereafter for the life of the Participant.

Notwithstanding anything to the contrary in the Plan, the Plan may not make payment based on a Termination of Employment to a Participant, who on the date of Termination of Employment is a Specified Employee, earlier than Six (6) months following the Termination of Employment (or if earlier, upon the Specified Employee's death). Any payments that otherwise would be payable to the Specified Employee during the foregoing six-month period will be accumulated and payment made in a single lump sum without interest on the first day after the end of the six-month period. This paragraph does not apply to payments under a domestic relations order, related to a conflict of interest, or for payment of employment taxes as described in the last sentence of Treas. Reg. § 1.409A-3(i)(2)(i). In addition, no payment may be made under the Plan to a Specified Employee before the first anniversary of the date of this restatement of the Plan and any payments otherwise due will be paid in a single lump sum without interest on the first day after that first anniversary.

3.2     Benefits Upon Disability. Upon a Participant’s Termination of Employment prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Plan. However, any such Participant shall be considered, notwithstanding such Termination of Employment, to continue to be a Participant in this Plan, and in the event of such Participant’s death prior to the Normal Retirement Date, such Participant’s beneficiary shall receive the survivor’s benefit described in Section 3.4(a), based upon the Participant’s Final Compensation at Termination of Employment. In the event such Participant lives to the Normal Retirement Date, the Participant shall be entitled to receive the Normal Retirement Benefit described in Section 3.1, above, based on the Participant’s Average Monthly Compensation at the date of Termination of Employment, payable in equal monthly installments commencing on the first day of each month thereafter until the Participant’s death. Such benefit shall be based upon the payment of the benefit at the Normal Retirement Date in accordance with Section 3.1, except Fund C and D will be the assumed balance at the date of Termination of Employment and otherwise applying the formula, offsets and assumptions described in Section 3.1.

3.3     Benefits upon other Termination of Employment. Upon a Participant’s Termination of Employment for reasons other than death, Disability or Retirement, the Company shall not be obligated to pay any benefit to the Participant pursuant to the Plan, and the Participant shall have no further right to receive any benefit hereunder.

3.4     Survivorship Benefits.

a.       Prior to Termination of Employment. If a Participant dies prior to Termination of Employment, the Company shall pay to the Participant’s beneficiary a survivor’s benefit equal to fifty percent (50%) of the Participant’s Final Compensation, divided by twelve (12), payable for 120 months, commencing on the first day of the month after the Participant’s death occurs and continuing on the first day of each month thereafter.

b.      After Retirement. If a Participant dies after Retirement, the Company shall pay to the Participant’s beneficiary two hundred percent (200%) of the Participant’s Final Compensation payable in a single payment within 60 days after the Participant’s death.

3.5    Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. Upon the death of a Participant, survivorship benefits will be paid to the Participant’s beneficiary. In the event a beneficiary dies before receiving all the payments due to such beneficiaries pursuant to this Plan, the then-remaining payments shall be to the legal representatives of the beneficiary’s estate. The Participant shall make a beneficiary designation with the Administrative Committee on such form as the Administrative Committee may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If the Participant’s Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of such Participant’s spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, to the legal representatives of the Participant’s estate.

  In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care of custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to payment and the payments shall discharge the Plan, the Administrative Committee and the Company from all liability with respect to such benefit.

4.            Administration and Interpretation of the Plan. The Board of Directors of the Company shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret the Plan. The Administrative Committee shall have the sole discretion to administer and interpret the Plan. Interpretation by the Administrative Committee shall be final and binding upon a Participant or beneficiary. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

The Company, Participants and beneficiaries intend that this Plan in form and in operation comply with Code § 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Administrative Committee and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with Applicable Guidance. The Company, to minimize or avoid any sanction or damages to a Participant or beneficiary, to itself or to any other person resulting from a violation of Code § 409A under the Plan, may undertake correction of any violation or participate in any available correction program, as described in Notice 2007-100 or other Applicable Guidance.

5.             Claims Procedure. If the Participant or the Participant’s beneficiary (hereafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within Sixty (60) days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the Sixty (60) day period stating that special circumstances require an extension of the time for decision, in which event the Administrative Committee shall notify the Claimant of its decision within Sixty (60) days following the end of the initial committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:

a.     the specific reasons for the denial;

b.     specific reference to pertinent provisions of the Plan on which the denial is based; and

c.     if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and explanation of the claims review procedure.

6.             Review Procedure.

a.     A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within a Sixty (60) day period. If not timely received, the Claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing.

b.     If the request for review by a Claimant concerns the interpretation and application of the provisions of this Plan and the Company’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Board of Directors. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within Sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

7.             Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of a Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

The rights of a Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

8.             Assignment of Benefits. Neither the Participant nor any beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

9.             Employment Not Guaranteed by Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period.

10.          Forfeiture of Benefits. Payment of benefits pursuant to this Plan shall be conditioned upon the Participant not acting in any similar employment capacity for any business enterprise which competes to a substantial degree with the Company, nor engaging in any activity involving substantial competition with the Company, during his employment with the Company or within Five (5) years after his Termination of Employment, without the Company’s prior written consent. Any Participant who violates the foregoing condition shall permanently forfeit any retirement or death benefit otherwise payable from the date any such violation first occurs. Without limiting the foregoing general language: (1) the term “any similar employment capacity” shall include a salaried or hourly-paid employee, an officer, an independent contractor, an agent, or a consultant; and (2) the term “business enterprise which competes to a substantial degree with the Company” shall include any manufacturer of residential or office furniture or bedding. Notwithstanding the foregoing, in the event of a Participant’s Termination of Employment after a Substantial Change in Company Ownership, this Section 10 shall be inoperative.

11.           Taxes. The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

12.           Amendment and Termination. The Board of Directors of the Company may amend or terminate the Plan, provided, however, that the Board may not (i) reduce or modify any benefit payable at the Retirement of a Participant prior to such amendment or termination; or (ii) amend or terminate the Plan in any respect after a Substantial Change in Company Ownership has occurred.

In addition, the Board reserves the right to amend the Plan at any time to comply with Code § 409A and other Applicable Guidance, provided that such amendment will not result in taxation to any Participant under Code § 409A. Except as the Plan and Applicable Guidance otherwise may require, the Board may make any such amendments effective immediately.

13.           Construction. The Plan shall be construed according to the laws of the Commonwealth of Virginia.

14.          Form of Construction. Any election, application, claim notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company’s offices at Bassett, Virginia.

15.           Captions. The captions at the head of a section or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

16.           Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

17.         Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

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